Franklin, Louisiana

FOR RELEASE July 30, 2008
8:20 a.m. CDT
For More Information Contact:
Patrick Little
President and CEO
(337) 560-7151

TECHE REPORTS THIRD QUARTER EARNINGS

FRANKLIN, LA (AMEX: TSH)--Patrick Little, President and CEO of Teche Holding Company, holding company for Teche Federal Bank, today reported earnings for the Company for the third quarter of fiscal 2008 ended June 30, 2008.

Earnings for the nine months ended June 30, 2008 amounted to $3.6 million or $1.64 per diluted share. Net loss for the quarter ended June 30, 2008 amounted to $(0.5) million, or $(0.22) per diluted share.

Excluding the non-recurring items detailed below, earnings for the quarter ended June 30, 2008 were $2.1 million, or $1.00 per diluted share, compared to $1.6 million or $0.71 per diluted share for the same quarter in fiscal 2007, an increase of $0.29 per share, or 40.8%, primarily due to increased net interest income compared to the same quarter in fiscal 2007.

Excluding the non-recurring items set forth below, earnings for the nine months ended June 30, 2008, were $6.2 million or $2.83 per diluted share, compared to $5.1 million or $2.25 per diluted share for fiscal 2007, an increase of $0.58 per diluted share, or 25.8%, primarily due to an increase in net interest income.

“Teche is continuing to execute its SmartGrowth strategy,” said Little, “and our operating results and core earnings are strong in a challenging financial environment. During our fiscal year third quarter, our results were affected by non-recurring charges that we previously announced and which are also detailed in this release. These non-recurring charges will benefit the Bank by better deploying our investment capital, eliminating future expenses related to our Defined Benefit Plans and managing the Bank’s interest rate risk”

As previously announced, the Company withdrew its investment in the AMF Ultra Short Mortgage Fund (the AMF Fund), resulting in a pre-tax charge of $2.6 million. In addition, the Company settled and transferred the obligations of its Defined Benefit Pension Plans (Defined Benefit Pension Plans) to Hartford Insurance Co., resulting in a pre-tax charge of $1.5 million.

These transactions were offset somewhat by the recognition of the income tax credit provided to businesses in the areas affected by Hurricanes Katrina and Rita, reducing the Company’s federal income tax liability and income tax expense in this quarter by approximately $340,000.

In addition, on June 27, 2008, the Company sold $36.3 million in long-term, fixed-rate mortgages for a loss of $172,000. The loans had an average yield of 6.31% and an average remaining term of 24.1 years. This sale of loans helps to manage interest rate risk in the event of rising market interest rates and provides increased liquidity for the Company.

The Company reported the following third quarter highlights:

•	Net Income for the quarter ended June 30, 2008, excluding the items listed above, increased $0.29 per diluted share, or 40.8%, to a near-record $1.00.
•	Net Income for the nine month period, excluding the items listed above, amounted to a record $6.2 million, or $2.83 per diluted share, an increase of $0.58 per diluted share, or 25.8%.
•	Non-Interest income, for the nine-month period increased $1.2 million, or 11.1% to a record $11.9 million.
•	Net Interest Margin, for the nine-month period increased to 3.71% from 3.54%.
•	Net-Interest Income, for the nine-month-period increased $1.8 million or 10.3% over the same period last year.
•	Total Deposits, for the nine months ended June 30, 2008, increased a record $52.9 million, or 9.5%.
•	Total SmartGrowth Deposits, for the nine month period, increased a record $68.7 million, or 24.8%,
•	Total Loans, for the nine month period, increased $19.7 million or 3.5%.
•	Total SmartGrowth Loans, for the nine month period, increased $50.3 million or 13.4%.
•	New Loans in the past nine months were $195.2 million.
•	New Commercial Loans in the past nine months were $104.9 million.
•	New Consumer Loans in the past nine months were $42.1 million.
•	Dividends increased to $0.345 per share.

Net Income reconciliation for non-recurring items

Here is a calculation of Net Income excluding the items set forth above:

	Three Months Ended	Nine Months Ended
	June 30, 2008	June 30, 2008

Net (Loss) Income	$(476)	$3,590
Add back (net of tax)
Benefit Plan Settlement	$1,073	$1,073
Loss On Investments	$1,745	$1,745
Loss on Sale of Mortgages	$117	$117
Deduct
Tax Credit	$(340)	$(340)
Net Income excluding non-recurring items	$2,119	$6,185)
ROAA excluding non-recurring items	1.11%	1.11%
ROAE excluding non-recurring items	12.4%	12.0%
Diluted EPS excluding non-recurring items	$1.00	$2.83

Net Interest Income

Interest Income for the nine months ended June 30, 2008, increased $2.2 million, or 6.9%, to $34.2 million compared to $32.0 million in fiscal 2007, primarily due to growth in the commercial loan portfolio.

Interest Expense for the nine months ended June 30, 2008, increased $0.4 million or 2.9%, to $15.1 million compared to $14.7 million for the same period in fiscal 2007, primarily due to growth in interest bearing deposit accounts and borrowings from the FHLB.

Net-interest income for the 2008 nine-month period amounted to $19.1 million, compared to $17.3 million for the nine months ended June 30, 2007, an increase of $1.8 million, or 10.3%.

Interest Income for the quarter ended June 30, 2008, increased $0.5 million, or 5.0%, to $11.5 million, compared to $10.9 million for the same period in fiscal 2007, primarily due to an increase in loan balances, particularly commercial loan balances.

Interest Expense for the quarter ended June 30, 2008, decreased $0.3 million, or 5.5% to $4.8 million, compared to $5.1 million in the same period for fiscal 2007 due primarily to a decrease in rates on both deposits and FHLB advances.

Net interest income for the three months ended June 30, 2008, amounted to $6.7 million compared to $5.8 million in the same quarter last year, an increase of $0.8 million or 14.2%.

The increase in net interest income was primarily due to increases in loan balances and lower rates on deposits and advances. These increases were offset somewhat by a decrease in investment security balances.

Non-Interest Income

Nine months. Non-interest income for fiscal 2008 was $11.9 million, compared to $10.8 million for the same period in fiscal 2007, an increase of $1.2 million or 11.1%. Non-interest income for fiscal 2008 includes income of $112,000 related to the sale of Visa shares as a result of the Visa initial public offering in March 2008 and a $172,000 loss on the sale of long-term fixed rate residential mortgages totaling $36.3 million. Non-interest income for this period amounted to 39.3% of operating income. Deposit service charges amounted to 92.7% of total non-interest income for the nine-month period ended June 30, 2008, compared to 88.9% in 2007.

Three Months. Quarterly non-interest income was $4.0 million, compared to $3.6 million for the same period in fiscal 2007, an increase of $0.3 million, or 8.2%. Non-interest income amounted to 38.3% of operating revenue. Deposit service charges amounted to 92.1% of total non-interest income for this quarter, compared to 96.0% in 2007.

Non-Interest Expense

For the nine-month period, non-interest expense amounted to $22.9 million, compared to $20.1 million at September 30, 2007, an increase of $2.8 million, or 13.9%. Non-interest expense was $9.0 million compared to $7.0 million for the three months ended June 30, 2007, an increase of $2.0 million or 29%.

Non-interest expense for both the quarter and nine months ended June 30, 2008 includes a pretax charge of approximately $1.5 million for the defined benefit pension plans set forth above.

Excluding this charge, for the nine-month period, non-interest expense amounted to 3.84% of average assets, or $21.4 million, an increase of $1.3 million, or 6.4%. For the quarter, non-interest expense amounted to 3.89% of average assets, or $7.5 million, an increase of $0.5 million, or 7.2%, compared to the same quarter in fiscal 2007.

Asset Quality

Non-performing assets as a percent of total assets amounted to 0.68% at June 30, 2008, compared to 0.67% at March 31, 2008, and 0.71% at September 30, 2007.

“We are pleased with the stability in non-performing assets, and are fortunate that our local economy has not experienced the downturn seen in many areas of the country,” said Little. “A commitment to quality loan underwriting combined with a stable local economy has resulted in strong asset quality.”

Provision for Loan losses for the quarter ended June 30, 2008 amounted to $295,000, compared to $60,000 for the same quarter in fiscal 2007 reflecting growth in both the commercial and consumer loan portfolios and charge-offs for the quarter ended June 30, 2008.

Charge-offs for the quarter amounted to 0.04% of total loans including one non-real estate commercial credit in the amount of $99,000. Charge-offs for the same period in fiscal 2007 were 0.01% of total loans.

Charge-offs for the nine-month period ended June 30, 2008 amounted to 0.05% of total loans, compared to 0.04% for the same period in fiscal 2007.

For the nine-month period, provision for loan losses amounted to $665,000, compared to $205,000 for the same period in fiscal 2007.

Loss on Sale of Securities and Mortgages

Loss on sale of securities for both the quarter and nine months ended June 30, 2008, includes a loss of $2.6 million on the withdrawal of its investment in the AMF Ultra Short Mortgage Fund.

As previously announced, during the quarter ended June 30, 2008, the Company disclosed that it had terminated its investment in the AMF Ultra-Short Mortgage Fund (the “Fund”) as a result of continuing declines in the market value of the securities held by the Fund. Upon termination of this investment, the Company received cash, and, in a like-kind exchange, a pro rata net distribution of private label and Government Sponsored Enterprise (GSE) mortgage backed securities held by the Fund and incurred a pre-tax charge to earnings of approximately $2.0 million based upon market valuations of the securities provided by the Fund.

Based upon recent securities ratings as of June 30, 2008, 98% of the net book value of the private label securities was rated investment grade, with approximately 96% rated in the high categories (AA and AAA). The net book value of securities rated below investment grade is approximately $155,000 After receipt of the securities and the issuance of our prior press release related to the securities, the Company engaged independent pricing services to provide market valuations of the securities received and, as a result, the Company recorded an additional pre-tax charge of approximately $600,000 for the quarter ended June 30, 2008.

Here is a summary of the transactions:

Summary	In Millions
Cash received	$2.3
Private Label MBS’s, at market	$7.1
GSE MBS’s, at Market	$4.1
Loss	$2.6
Total	$16.1

While the Company will benefit from receipt of the securities by receiving monthly principal and interest payments directly and eliminating the 46 basis point fund management fee, depending upon market conditions and future performance of these securities, the Company may incur additional pre-tax charges resulting from decreased performance of these securities in future periods in accordance with generally accepted accounting principles.

A loss was also incurred in the amount of $172,000 related to the sale of a pool of long term fixed rate mortgages in the amount of $36.3 million.

Gain on Sale of Securities for fiscal 2007 includes an $87,000 pre tax gain on sale of securities.

Income Tax

Income tax for the quarter ended June 30, 2008 amounted to a credit of $759,000, compared to a tax expense of $852,000 primarily due to the items described above.

Income tax for the fiscal year to date amounted to $1.3 million, compared to $2.7 million for the same period in fiscal 2007, due to the reasons set forth above.

As previously announced income tax expense for both the quarter and nine months ended June 30, 2008 includes a reduction in federal income tax liability to the Company by approximately $340,000.

Increase in Dividends

Teche has paid a dividend each quarter since 1995, and has increased dividends for twenty-one consecutive quarters. Teche currently pays a $0.345 per share quarterly dividend.

Net Interest Margin

Net interest margin amounted to 3.71% for the nine months ended June 30, 2008, compared to 3.54% for the same period in fiscal 2007. For the quarter, Net interest margin amounted to 3.76%, compared to 3.53% for the same quarter in fiscal 2007.

Net interest margin increased slightly for several reasons. First, an increase in checking account balances, tending to lower the cost of funds, second an increase in commercial loan balances, tending to increase interest rates on loans, and third, decreases in rates on both total deposits and total borrowings.

“The continued execution of our SmartGrowth strategy, has positively affected our net interest margin,” said Little.

Deposit Growth

Total deposits, for the past nine months increased $52.9 million, or 9.5%, to $608.4 million, from $555.7 million.

SmartGrowth Deposits

SmartGrowth Deposits, consisting of checking accounts, savings accounts and money market accounts, for the nine month period, increased $68.7 million, or 24.8%, to $345.6 million from $276.9 million at September 30, 2007. This increase in SmartGrowth deposits amounted to 130.0% of deposit growth over the past nine-month period. Checking account balances increased $10.3 million, or 7.7%, to $144.4 million, from $134.0 million. Checking accounts amounted to 23.7% of total deposits at June 30, 2008. In the nine-month period, Money Market accounts increased by $54.9 million from $90.9 million to $145.9 million, due to a promotion. The current average interest rate on these deposits is 2.32%, at June 30, 2008.

SmartGrowth Deposits at June 30, 2008, amounted to approximately 56.8% of all deposits compared to 49.8% at September 30, 2007.

Loan Growth

Loans increased $19.7 million, or 3.5%, to $586.8 million at June 30, 2008, compared to $567.1 million at September 30, 2007.

SmartGrowth Loans

SmartGrowth Loans, consisting of commercial loans, home equity loans, alternative mortgage loans and consumer loans, increased $50.3 million, or 13.4%, to $426.6 million from $376.3 million at September 30, 2007, primarily due to commercial and mobile home loan production.

For the nine-month period, commercial loans increased $31.7 million, or 19.9%, to $191.1 million, consumer loans increased $13.7 million, or 17.0% to $94.2 million from $80.5 million at September 30, 2007 primarily due to $10.1 million growth in mobile home loans.

SmartGrowth Loans amounted to 72.7% of total loans at June 30, 2008 compared to 66.4% at September 30, 2007. With the sale of $36 million of 30 year, fixed-rate loans, the bank’s conforming mortgage portfolio now stands at $160.2 million.

Teche Holding Company is the parent company of Teche Federal Bank, which operates twenty offices in South Louisiana and serves over 50,000 customers. Teche Federal Bank is the fourth largest publicly owned bank based in Louisiana with over $770 million in assets. Deposits at Teche Federal Bank are insured up to the legal maximum amount by the Federal Deposit Insurance Corporation (FDIC). Teche Holding Company’s common stock is traded under the symbol “TSH” on the American Stock Exchange.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Teche Holding Company with the Securities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

###

TECHE HOLDING COMPANY

(Dollars in thousands, except per share data)

Franklin, LA

Statements of Income

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Interest Income	$11,465	$10,917	$34,217	$32,000
Interest Expense	4,798	5,079	15,113	14,681
Net Interest Income	6,667	5,838	19,104	17,319
Provision for Loan Losses	295	60	665	205
Net Interest Income after
Provision for Loan Losses	6,372	5,778	18,439	17,114
Other Income	3,951	3,649	11,940	10,747
Other Expenses	8,977	6,958	22,948	20,144
Income Before Gain on Sales of
Securities and Income Taxes	1,346	2,469	7,431	7,717
Gain (loss) on
Sales of Securities	(2,581)	—	(2,581)	87
Income Taxes	(759)	852	1,260	2,679

Net Income (Loss)	$(476)	$1,617	$3,590	$5,125

Selected Financial Data

Dividends Declared Per Share	$0.345	$0.32	$1.02	$0.93
Basic Earnings Per Common Share	$(0.22)	$0.73	$1.66	$2.31
Diluted Earnings Per Common Share	$(0.22)	$0.71	$1.64	$2.25
Annualized Return on Avg. Assets	(0.25)%	0.91%	0.64%	0.97%
Annualized Return on Avg. Equity	(2.79)%	9.79%	6.96%	10.56%
Annualized Return on Avg.
Tangible Equity (1)	(2.89)%	10.46%	7.42%	11.30%
Yield on Interest Earnings Assets	6.47%	6.59%	6.64%	6.54%
Cost of Interest Bearing Liabilities	3.01%	3.12%	3.27%	3.16%
Net Interest Margin	3.76%	3.53%	3.71%	3.54%
Non Interest Income/Avg. Assets	2.06%	2.05%	2.14%	2.04%
Non Interest Expense/Avg. Assets	4.69%	3.92%	4.11%	3.83%
Weighted avg. shares Outstanding
Basic	2,118	2,217	2,166	2,219
Diluted	2,118	2,263	2,183	2,280

AVERAGE BALANCE SHEET DATA
Total Assets	$766,358	$710,670	$744,468	$701,377
Earning Assets	$708,936	$662,279	$686,656	$652,402
Loans	$607,091	$557,802	$590,694	$546,239
Interest-bearing deposits	$545,711	$511,231	$522,774	$502,390
Total deposits	$600,763	$564,416	$576,013	$552,953
Total stockholders’ equity	$68,283	$66,050	$68,761	$64,699

(1) Eliminates the effect of goodwill and the core deposit intangible assets and the related amortization expense on a tax-effected basis. The amount was calculated using the following information:

Annualized Return on Avg. Tangible Equity (1)

Average Stockholders’ Equity	$68,283	$66,050	$68,761	$64,699
Less average goodwill and other intangible assets, net of related income taxes	3,733	3,761	3,742	3,782
Average Tangible Equity	$64,550	$62,289	$65,019	$60,917

Net Income(Loss)	$(476)	$1,617	$3,590	$5,125
Plus Amortization of core deposit Intangibles, net of related income taxes	10	12	29	36
Net Income (Loss), as adjusted	$(466)	$1,629	$3,619	$5,161

TECHE HOLDING COMPANY

(Dollars in thousands, except per share data)

Franklin, LA

Balance Sheets

(UNAUDITED)

at

	June 30, 2008	Sept. 30, 2007
SmartGrowth Loans
Consumer	$94,242	$80,538
Commercial	191,085	159,346
Home Equity	55,180	52,094
Alternative Mortgage Loans	86,060	84,338
Total SmartGrowth Loans	426,567	376,316
Mortgage Loans (owner occupied conforming)	160,243	190,755
Total Loans	586,810	567,071
Allowance for Loan Losses	(5,470)	(5,083)
Loans Receivable, Net	581,340	561,988

Cash and Securities	142,771	109,657
Goodwill and Other Intangibles	3,767	3,811
Foreclosed Real Estate	759	1,218
Other	48,041	42,693
TOTAL ASSETS	$776,678	$719,367

SmartGrowth Deposits
Checking	$144,375	$134,039
Money Market	145,887	90,944
Savings	55,296	51,868
Total SmartGrowth Deposits	345,558	276,851
Time Deposits	262,862	278,718
Total Deposits	608,420	555,569

FHLB Advances	96,246	89,756
Other Liabilities	5,609	7,036
Stockholders’ Equity	66,403	67,006
TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$776,678	$719,367

Ratio of Equity to Assets	8.55%	9.31%
Tangible Equity to Tangible Assets (2)	8.11%	8.84%
Book Value per Common Share	$31.47	$30.43
Tangible Book Value Per Common Share (2)	$29.70	$28.73
Non-performing Assets/Total Assets	0.68%	0.71%
Shares Outstanding (in thousands)	2,110	2,202

(2) Eliminates the effect of goodwill and the core deposit intangible assets and the related accumulated amortization on a tax-effected basis. The amount was calculated using the following information:

Stockholders’ Equity
Less goodwill and other Intangible	$66,403	$67,006
assets, net of related income taxes	(3,726)	(3,751)
Tangible Stockholders’ Equity	$62,677	$63,255

Total Assets	$776,678	$719,367
Less goodwill and other Intangible
assets, net of related income taxes	(3,726)	(3,751)
Total Tangible Assets	$772,952	$715,616